Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE APPOINTS PETER WARNER
SVP OF GLOBAL SOURCING

Secaucus, New Jersey – September 30, 2011 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced the appointment of Peter Warner as Senior Vice President, Global Sourcing, effective immediately. Mr. Warner will report to Eric Bauer, Chief Operating Officer, and will serve as a member of the Company’s Senior Leadership Team. He will be responsible for the global sourcing and production functions, technical services and Asian operations.

“Peter brings tremendous operational and global sourcing expertise to The Children’s Place,” commented Eric Bauer. “Having lived and managed apparel sourcing operations in Europe, Asia and the United States, he possesses a deep knowledge of the products, markets, vendors and sourcing strategies critical to success in the ever-changing global marketplace.”

Mr. Warner, 49, has more than 25 years of experience in global sourcing, operations and production. Most recently, he served as Senior Vice President of Global Sourcing & Operations for Liz Claiborne Inc. where he was responsible for developing and scaling their multiple brand platforms on a global level. Previously, he served in similar capacities with Banana Republic, Ann Taylor, Foot Locker and Nike.

“Nimble, strategic, cost effective sourcing is a vital component of our growth strategy.  Peter is the ideal executive to lead this important effort,” concluded Jane Elfers, President and Chief Executive Officer.

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children's Place” brand name. As of July 30, 2011, the Company operated 1,060 stores and an online store at www.childrensplace.com.

Forward Looking Statements
This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 29, 2011. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Jane Singer, Vice President, Investor Relations, (201) 453-6955